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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Kerr-McGee Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Luke R. Corbett
Chairman and Chief Executive Officer

Dear Kerr-McGee Stockholder:

        We are enclosing Kerr-McGee's proxy statement and writing to ask for your support as we prepare for Kerr-McGee's annual meeting of stockholders on Tuesday, May 10, 2005.

YOUR VOTE IS IMPORTANT—PROTECT YOUR INVESTMENT
PLEASE SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD

        As reported in the press, Mr. Carl Icahn has nominated himself and one of his associates, Mr. Barry Rosenstein, for election to your company's board of directors. Kerr-McGee's Management and Board of Directors unanimously recommend that you DO NOT support Mr. Icahn or Mr. Rosenstein. Please DO NOT Sign or Return Their GOLD Proxy Card when it arrives. Just THROW AWAY the Icahn Group's GOLD card.

        Kerr-McGee's Board continues to be focused on delivering more value to all stockholders. We already announced that we are pursuing the separation of our chemical business to take advantage of the now improved market for that industry. We have initiated a share repurchase program initially set at $1 billion and are committed to increase the buyback as we get clarity around the separation of our chemical business. We had begun evaluating these programs long before Mr. Icahn and his group became interested in Kerr-McGee, and before he tried to present the ideas as his own. We are continuing to evaluate additional strategies to further enhance stockholder value.

WE DO NOT NEED MESSRS. ICAHN AND ROSENSTEIN ON THE BOARD
TO FOLLOW THROUGH ON OUR PLANS TO DELIVER
MORE STOCKHOLDER VALUE

        As is well known, Mr. Icahn has a long track record of seeking short-term economic gain without consideration for anyone else or for the long-term consequences for the company. It is a fact that the Icahn group's proposal for an unprecedented large-scale volumetric production payment program (VPP) would mean the effective liquidation or shut down over time of Kerr-McGee. Under the Icahn group's flawed VPP proposal, Kerr-McGee would not have enough money to develop the approximately 425 million barrels of oil equivalent (BOE) of already proved yet undeveloped reserves or our inventory of probable and possible resources, or explore our high-potential prospect inventory. This simply would be irresponsible and destroy value.

THIS IS A VERY EXCITING TIME FOR
KERR-MCGEE'S OIL & GAS BUSINESS

        Today, we now have a well-balanced portfolio of attractive, high-quality oil and natural gas assets that provide a solid base from which to grow—including proved reserves of approximately 1.2 billion BOE, 97% of which are located in the United States or United Kingdom.

        During the past five years, we have actively divested low-growth, high-cost properties while adding low-risk, high-margin, long-life projects in proven, world-class hydrocarbon basins.

        We have also:

  •
  Generated gross production margin per barrel of equivalent in the top quartile of our peer group

  •
  Grown our reserves by more than 32%

  •
  Increased reserve life to approximately 10 years

  •
  More than replaced our production through discoveries, extensions and revisions

  •
  Supplemented organic growth with strategic acquisitions that added breadth, depth and balance, while divesting of low-quality assets with limited upside

  •
  Become a leader in deepwater Gulf of Mexico exploration and development and the largest independent producer in this prolific area

        Looking to the future, we have:

  •
  More than 9,000 identified, repeatable, low-risk, high-margin exploitation projects

  •
  A large inventory of high-potential exploration opportunities

  •
  A solid pipeline of projects under way, including two new deepwater gulf developments and two additional deepwater gulf projects under evaluation

  •
  Appraisals under way of potentially significant discoveries made during 2004 in Alaska, Brazil and China

  •
  Project execution expertise that we will leverage to continue to move our proved undeveloped reserves into the developed category in a timely manner

        From these activities, we expect to achieve record production in 2005, with volumes projected to increase in the range of approximately 13% to 18% versus 2004. We expect continued production growth in 2006, with production projected to be in the range of approximately 362,000 to 382,000 BOE per day. In 2007, we estimate production will reach approximately 370,000 to 410,000 BOE per day.

        With a balanced strategy supported by high-quality assets, expertise and technological innovations, our E&P outlook is bright.

BUILDING AND DELIVERING VALUE FOR ALL STOCKHOLDERS IS THE
PRIMARY FOCUS AT KERR-MCGEE.

We are confident that Kerr-McGee is well positioned to deliver ongoing stockholder value—particularly given our recent growth and the strength of the market.

        "We have confidence that management will continue its shareholder-friendly actions... (chemical and eventual share repurchase) and has made significant multiyear strides...."

David M. Khani, Friedman Billings Ramsey

        "Kerr-McGee remains one of the most prolific E&P producers in the Gulf of Mexico and is a technology leader in the development of deepwater oil and gas resources. By adapting to new offshore technologies, Kerr-McGee is able to exploit value from areas that previously would not have been economic."

Gil Yang, Citigroup Smith Barney

        "Kerr-McGee has made some respectable progress over the past year...The strategic attraction of the Westport acquisition...would seem obvious...the company executed a major non-core asset rationalization program..."

Shannon Nome, JP Morgan

DON'T RISK DESTROYING A PROFITABLE FUTURE BY SUPPORTING
AN IRRESPONSIBLE PROPOSAL TODAY

        YOUR VOTE IS IMPORTANT!    Enclosed you will find a WHITE proxy card with which to vote. Only the WHITE proxy card allows you to vote for the two Board candidates Kerr-McGee has nominated. We urge you to vote FOR items 1, 2, 3 and 4, and AGAINST item 5 on the WHITE proxy and to mail back ONLY the WHITE proxy in the enclosed postage-paid envelope. We urge you to ignore and throw away any cards that may be sent to you by Mr. Icahn or Mr. Rosenstein.

Thank you for your support.

Sincerely,

Luke R. Corbett
Chairman and Chief Executive Officer

IMPORTANT INFORMATION

        Statements in this letter regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "projects," "target," "budget," "goal," "plans," "objective," "outlook," "should," or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates, cash flows and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the success of the oil and gas exploration and production program, drilling risks, the market value of Kerr-McGee's products, uncertainties in interpreting engineering data, demand for consumer products for which Kerr-McGee's businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company's Annual Report on Form 10-K and other U.S. Securities and Exchange Commission filings. Actual results and developments may differ materially from those expressed or implied in this letter.

        To the extent that independent industry researchers, financial analysts or Kerr-McGee commissioned research are quoted in these proxy materials, it is Kerr-McGee's policy to use reasonable efforts to verify the source and accuracy of the quote. Kerr-McGee has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. These materials contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of Kerr-McGee.

If you have questions or need assistance in voting your shares, please call:

17 State Street, 10th Floor New York, NY 10004 (877) 278-6310 (Toll Free)
If you have questions or need assistance in voting your shares, please call: (212) 440-9800

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YOUR VOTE IS IMPORTANT—PROTECT YOUR INVESTMENT PLEASE SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD
WE DO NOT NEED MESSRS. ICAHN AND ROSENSTEIN ON THE BOARD TO FOLLOW THROUGH ON OUR PLANS TO DELIVER MORE STOCKHOLDER VALUE
THIS IS A VERY EXCITING TIME FOR KERR-MCGEE'S OIL & GAS BUSINESS
BUILDING AND DELIVERING VALUE FOR ALL STOCKHOLDERS IS THE PRIMARY FOCUS AT KERR-MCGEE.
DON'T RISK DESTROYING A PROFITABLE FUTURE BY SUPPORTING AN IRRESPONSIBLE PROPOSAL TODAY